As filed with the Securities and Exchange Commission on May 18, 2018	Registration No. __________
_____________________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

INDEPENDENT BANK CORP.
(Exact name of registrant as specified in its charter)

Massachusetts	04-2870273
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Office Address: 2036 Washington Street, Hanover, Massachusetts 02339
Mailing Address: 288 Union Street, Rockland, Massachusetts 02370
(Address of principal executive office with zip code)

INDEPENDENT BANK CORP. 2018 NON-EMPLOYEE DIRECTOR STOCK PLAN
(Full title of the Plan)

Edward H. Seksay, Esq.
General Counsel
Independent Bank Corp.
288 Union Street, Rockland, Massachusetts 02370
(781) 982-6158
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______
Copy to:
Michael T. Rave, Esq.
Day Pitney LLP
One Jefferson Road
Parsippany, New Jersey 07054
(973) 966-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	300,000 shares	$74.65	$22,395,000	$2,788.18
__________________________

(1)
Plus such additional number of shares as may be required pursuant to the plan set forth above in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the Common Stock.

(2)
The amount to be registered under the Independent Bank Corp. 2018 Non-Employee Director Stock Plan (the “2018 Plan”) represents: (i) 125,145 shares of Common Stock initially reserved for future issuance under the 2018 Stock Plan and (ii) 174,855 shares of Common Stock that remained available for issuance under the Independent Bank Corp. 2010 Non-Employee Director Stock Plan (the “2010 Plan”) immediately prior to stockholder approval of the 2018 Plan on May 17, 2018 (the “Effective Date”). The 2018 Plan replaced the 2010 Plan as of the Effective Date and no further awards may be granted under the 2010 Stock Plan.

(3)
Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Stock Market on May 11, 2018.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Independent Bank Corp. 2018 Non-Employee Director Stock Plan (the “Plan”) in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”). These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    Documents Incorporated By Reference

The following documents filed by Independent Bank Corp. (the “Company” or “Independent”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement to the extent that the information contained therein is deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2017;

2.	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Company’s latest Annual Report on Form 10-K; and

3.
The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on January 21, 1986, and the description of the Company’s Renewal Rights Agreement dated as of September 14, 2000, as set forth on its Form 8-A dated September 23, 2000, including all amendments and reports amending such descriptions.

In addition, all documents hereafter filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than information contained therein that is not deemed “filed” for purposes of Section 18 of the Exchange Act), are hereby incorporated herein by reference and are a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.    Description of Securities

Not applicable.

ITEM 5.    Interests of Named Experts and Counsel

Certain legal matters relating to the issuance of the shares of the Company’s Common Stock offered hereby have been passed upon by Day Pitney LLP, counsel to the Company. Partners and other attorneys involved in the preparation of the Registration Statement in the law firm of Day Pitney LLP do not beneficially own any shares of the Company as of May 18, 2018.
ITEM 6.    Indemnification of Directors and Officers
The Company is a Massachusetts corporation. Massachusetts General Laws Chapter 156D, Part 8, Subdivision E, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a bylaw adopted by the stockholders, or a contract adopted by its board of directors or stockholders.
Both Chapter 156D, Section 8.57 and Independent’s articles of organization provide that the corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director or while serving at Independent’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his status as such. Independent currently maintains directors’ and officers’ liability insurance, which insures the officers and directors of Independent from any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of Independent.
Under Independent’s articles of organization and its bylaws, Independent may not indemnify a director or officer unless ordered to do so by a court if his or her conduct: (a) was a breach of the director’s or officer’s duty of loyalty to Independent or its stockholders, (b) was not in good faith or involved intentional misconduct or a knowing violation of law, (c) resulted in an improper distribution under Section 6.40 of Chapter 156D of the Massachusetts General Laws, (d) was conduct from which the director or officer derived an improper personal benefit, or (e) was at least not opposed to the best interests of Independent, if the conduct was with respect to an employee benefit plan, for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan.
The determination of whether the relevant standard of conduct have been met shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (b) by special legal counsel selected by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (c) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or (d) by the stockholders (but shares owned by or voted under the control of a disinterested director may not be voted on the determination).
Independent is not obligated under its articles of organization to indemnify or advance expenses to a director or officer of a predecessor of Independent, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided.
Independent’s articles of organization provide that no amendment or repeal of the indemnification provision of its bylaws or of the relevant provisions of Chapter 156D shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions or omissions occurring prior to the final adoption of the amendment or repeal.
The articles of organization also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the articles shall be provided to the full extent permitted or required by the amendment.

ITEM 7.    Exemption from Registration Claimed

Not applicable.

ITEM 8.    Exhibits

4.1	Independent Bank Corp. 2018 Non-Employee Director Stock Plan
5.1	Opinion of Day Pitney LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Day Pitney LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature page hereto)

ITEM 9.    Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hanover, Commonwealth of Massachusetts, on the 17th day of May, 2018.

INDEPENDENT BANK CORP.
By:	/s/ Edward H. Seksay
Edward H. Seksay
General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward H. Seksay and Patricia M. Natale his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 17, 2018:

Signature	Title	Date

/s/ Christopher Oddleifson	Director, Chief Executive Officer and President	Date: May 17, 2018
Christopher Oddleifson	(Principal Executive Officer)

/s/ Donna L. Abelli	Director and Chairman of the Board	Date: May 17, 2018
Donna L. Abelli

/s/ Robert D. Cozzone	Chief Financial Officer	Date: May 17, 2018
Robert D. Cozzone	(Principal Financial Officer)

/s/ Mark Ruggiero	Controller	Date: May 17, 2018
Mark Ruggiero	(Principal Accounting Officer)

/s/ Michael P. Hogan	Director	Date: May 17, 2018
Michael P. Hogan

/s/ Kevin J. Jones	Director	Date: May 17, 2018
Kevin J. Jones

/s/ Mary L. Lentz	Director	Date: May 17, 2018
Mary L. Lentz

/s/ Eileen C. Miskell	Director	Date: May 17, 2018
Eileen C. Miskell

/s/ John J. Morrissey	Director	Date: May 17, 2018
John J. Morrissey

/s/ Gerard F. Nadeau	Director	Date: May 17, 2018
Gerard F. Nadeau

Signature	Title	Date

/s/ Daniel F. O’ Brien	Director	Date: May 17, 2018
Daniel F. O’ Brien

/s/ Carl Ribeiro	Director	Date: May 17, 2018
Carl Ribeiro

/s/ John H. Spurr, Jr.	Director	Date: May 17, 2018
John H. Spurr, Jr.

/s/ Frederick Taw	Director	Date: May 17, 2018
Frederick Taw

/s/ Brian S. Tedeschi	Director	Date: May 17, 2018
Brian S. Tedeschi

/s/ Thomas R. Venables	Director	Date: May 17, 2018
Thomas R. Venables